Exhibit 10.12

REIT New Materials Xinyi Co., Ltd. Phase 1 Project

Construction Agreement

Contract-issuing party:	REIT New Materials Xinyi Co., Ltd. (hereinafter referred to as Party A)
Contractor:	Xinyi Yuanda Construction and Installation Engineering Co., Ltd. (hereinafter referred to as Party B)

Pursuant to “Contract Law of the People’s Republic of China”, “Construction Law of the People’s Republic of China” and other relevant laws and regulations, on the principle of equality, voluntariness, fairness and good faith and by consensus, both parties hereby conclude and enter into the following agreements regarding the construction matters of construction project:

I.	Project overview:

1.	Project name: REIT New Materials Xinyi Co., Ltd. phase 1 project (including block workshop, insulation board workshop, new materials research institute, road and enclosing wall).

2.	Project location: harbor district, Gangtou Town, Xinyi City

3.	Contracting mode: contract for labor and materials.

4.	Contracting content: all contents included in drawing (including contents modified in drawing review)

II.	Project price

1.	The provisional project price hereof is RMB Eighty Million only (hereinafter referred to as “provisional project price”), and the final settlement price will be settled by lowering 5% according to actual auditing after the project has passed the completion inspection.

2.	Party A shall pay Party B 20% of the provisional project price within 10 days after signing this Contract, namely RMB Sixteen Million only; after this project has passed the completion inspection and handover is completed, Party A shall pay Party B the unpaid provisional project price within 10 days after this project has passed the completion inspection; and the residual payment shall be paid off in a lump sum within one week after the end of project settlement auditing.

III.	Construction period

1.	Commencement date: April 20, 2016

2.	Completion date: February 27, 2017

3.	The completion date of this project is subject to the day on which this project has passed all acceptance inspections conducted by Party A. For every delayed day, Party A is entitled to directly deduct 1% of the final project price.

IV.	Project quality

1.	Party B shall strictly follow all kinds of relevant rules, specifications, standards and requirements for construction etc. promulgated by Ministry of Industry and Information Technology, and guarantee that the quality of this project will meet Party A’s standards.

2.	All concealed works of Party B during construction shall be endorsed by Party A before concealment; otherwise Party A is entitled to ask for inspection of the concealed works at any time. All expenses arising therefrom shall be borne by Party B, and the construction period delayed thereby will not be extended accordingly.

3.	In case that rework is needed due to the nonconforming quality of this project, all expenses arising therefrom shall be borne by Party B, and Party B shall still compensate Party A all losses suffered therefrom.

4.	The project warranty period is 12 months as of the completion date of this project, Party B shall be responsible for repairing all quality issues occurring during such period for free, and Party B shall still compensate Party A all losses suffered therefrom.

V.	Completion acceptance

1.	Party B shall arrange Party A to carry out completion inspection to this project at least 10 days before the completion date stipulated hereof, and provide Party A the completion materials and completion inspection report approved by Party A at the same time.

2.	If Party A finds any non-conformance in this project upon completion inspection, Party B shall make correction within 3 working days after receiving notice from Party A and arrange Party A for acceptance inspection again and pass it, and Party B shall bear all expenses arising therefrom; if Party B fails to make correction, arrange Party A for inspection again, or pass it as scheduled, for every delayed day, Party A is entitled to directly deduct 1% of the final project price.

3.	After this project has passed the completion acceptance, Party B shall hand over relevant materials, equipment, documents, certificates etc. of this project, and as requested by Party A, to Party A.

VI.	Settlement principle

“Jiangsu Construction and Decoration Engineering Valuation Quota” (2014), “Jiangsu Installation Engineering Valuation Quota” (2014), “Jiangsu Construction Project Cost Quota” (2014), and relevant construction costs documents and policy adjustment documents currently in effect are adopted for settlement. All costs will be calculated and charged according to “Jiangsu Construction Project Cost Quota” (2014). The intermediate value shall be applied to the rate with upper and lower limit. Basic fee and standard increased expense will be charged for on-site safety and civilized construction measure expenses, and the inspection and test fees are calculated according to actual costs incurred.

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VII.	Party A’s rights and responsibilities

1.	Party A is entitled to supervise the construction, and assign follow-up responsible person to serve as construction technical director and carry out follow-up inspection, in case of quality issue is found in Party B’s construction or construction is not carried out according to the drawing, the follow-up responsible person is entitled to order Party B to suspend the work or rework, and all expenses arising therefrom shall be borne by Party B.

2.	Party A shall be responsible for organizing the completion inspection to this project according to the stipulations hereof.

3.	Party A shall pay the project payment as agreed.

VIII.	Party B’s rights and responsibilities

1.	Party B shall ascertain the construction preparation work (including but not limited to materials, equipment and tools used for construction, and manning) before commencement of this construction, and submit construction commencement report to Party A.

2.	Before commencement of this construction, Party B shall find out the conditions of underground utilities in construction site, and be responsible for protecting the existing underground utilities (including but not limited to communication, signal, power cable, water supply and drainage pipes, and gas pipeline) in construction site during construction period, and sign safety agreement with relevant units and eliminate the interference might occur during the construction, otherwise Party B shall bear full compensation responsibility for the loss caused to Party A or the third party.

3.	Party B shall be responsible for designing the drawings of this project, and obtain Party A’s approval on the drawings; and Party B shall return all drawings of this project to Party A after the expiry of project warranty period.

4.	Without written consent of Party A, Party B shall not subcontract or commission this project to the third party.

5.	Party B shall be responsible for the safety of all personnel and properties in construction site through the entire process of project construction and project warranty period, apart from the accident caused by the mistake of Party A’s follow-up responsible person, Party B shall bear all compensation responsibilities and relevant expenses caused by the accident.

6.	Party B shall conduct civilized construction and keep the construction site clean and tidy, before handover, the construction site shall meet the requirements of smooth, clean and tidy.

7.	Party B shall buy insurance for relevant personnel or equipment as required by Party A, and pay the insurance expenses.

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IX.	Responsibility for breach of contract

1.	Where either party breaches the contract, the breaching party shall compensate the other party all losses suffered therefrom.

2.	If Party B breaches the contract and fails to make correction within a reasonable time designated by Party A, Party A is entitled to rescind this contract; this contract will be rescinded starting from the third day as of the day on which Party A has issued written notice on rescission; the stipulation of this article will not affect Party B’s other due obligations or responsibilities for breach of contract as stipulated herein.

X.	Force majeure

1.	Force majeure event means the event that cannot be predicted, avoided or overcome by both Party A and Party B, including but not limited to war, turmoil, strike and natural disasters such as typhoon, rainstorm, flood, earthquake etc.

2.	After the occurrence of force majeure event, Party B shall inform Party A immediately, and take effective measure to reduce the loss as soon as possible; Party B shall fully resume construction within 3 days after the end of force majeure event, and submit detailed report on such force majeure event and the impact caused by it as requested by Party A.

3.	The construction period delayed due to force majeure shall be extended accordingly; and the losses caused by force majeure shall be borne by Party A and Party B respectively.

XI.	Dispute settlement

1.	The conclusion, effectiveness, interpretation, performance and dispute settlement of this contract shall be governed by the laws of the People’s Republic of China.

2.	Any dispute arising from the conclusion or performance of this contract may be settled by both parties through consultation; if consultation fails, either party may file a lawsuit to the court (in the place where Party A is located).

XII.	Effectiveness

1.	This contract will become effective as of the date of signature and seal by both parties.

2.	This contract is made in sextuplicate, each party holds 3 copies respectively, and each of them shall have the same legal effect.

Party A: REIT New Materials Xinyi Co., Ltd. (Contract Seal)	Party B: Xinyi Yuanda Construction and Installation Engineering Co., Ltd. (Seal)
Responsible person: /s/ Zhang Mo	Legal representative: /s/ Ni Hongyvan

Date: April 27, 2016	Date: April 26, 2016

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REIT New Materials Xinyi Co., Ltd. Phase 1 Project

Description on Preparation of Tender Control Price

I.	Preparation basis:

1.	“Code of Valuation with Bill Quantity of Construction Works” (GB50854-2013);

2.	2014 “Jiangsu Construction and Decoration Engineering Valuation Quota” (two volumes);

3.	2014 “Jiangsu Construction Project Cost Quota”;

4.	2014 “Jiangsu Installation Engineering Valuation Quota”;

5.	Drawings of phase 1 project of REIT New Materials Xinyi Co., Ltd. provided by the commissioning party;

6.	Materials price will be calculated according to the 1st issue of “Xinyi Project Cost Information” in 2016;

7.	Document S. J. H. J. (2016) No. 117 shall apply for the adjustment of labor cost;

8.	Relevant project cost documents promulgated by construction administrative department.

II.	Description on the preparation of building projects:

(I)	Block workshop, insulation board workshop:

1.	In case of discrepancy between building construction drawing and structure construction drawing, the structure construction drawing shall prevail;

2.	Earthwork is subject to the excavation of excavator, allocate 5% labor to look for the slope;

3.	The distance of earthwork transportation is calculated by 1km;

4.	Materials of brick foundation wall are MU15 non-clay type sintered bricks, and the class of masonry mortar is calculated according to M5 cement mortar;

5.	Materials of exterior wall are concrete hollow blocks and MU15 sintered coal gangue common bricks, and the strength class of masonry mortar is calculated according to M7.5 mixed mortar;

6.	Materials of interior wall are MU15 sintered coal gangue common bricks, and the strength class of masonry mortar is calculated according to M7.5 mixed mortar;

7.	Brick foundation will be calculated for the part with brick wall;

8.	Calculate the baseboard of emulsion paint according to the height of 150mm;

9.	If the practice table of apron practice is different from floor plan, the practice table shall prevail;

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10.	Practice of cement non-slip ramp:

(1)	Plastering with 1:2 cement mortar of 20mm thickness, corundum slider of 15mm width, 80mm center distance, convex slope

(2)	A path of neat cement

(3)	C15 concrete of 80-100mm thickness

(4)	Gravel or rubble of 200mm thickness, inject with 1:5 cement mortar

(5)	Rammed earth

(II)	New materials research institute

1.	Class of masonry mortar: exterior wall and interior partition wall are calculated according to M7.5 cement mortar, those under the ground or damp-proof course are calculated according to M10 cement mortar;

2.	In case of discrepancy between building construction drawing and structure construction drawing, the structure construction drawing shall prevail;

3.	The earthwork is calculated according to the labor allocated for excavation of excavator;

4.	Calculate earthwork transportation by 1km;

5.	Calculate ridge tile as cement ridge tile;

6.	The damp-proof course of wall foundation is not calculated;

7.	According to the requirements of commissioning party:

(1)	In case of discrepancy between plane and vertical plane of stair railing, calculate according to the plane barrier-free railing;

(2)	Stair surface is calculated according to 1:2 cement mortar of 20mm thickness;

(3)	In case of discrepancy between the practice of exterior wall practice table (waterproof paint) and culture stone and surface brick wall surface of elevation drawing, calculate according to the culture stone and surface brick wall surface of elevation drawing.

8.	Face brick exterior wall:

(1)	Wall face brick of 300*600mm thickness

(2)	1:0.1:2.5 mixed mortar binding course of 6mm thickness

(3)	1:3 cement mortar of 13mm thickness

(4)	Paint one path of neat cement

(5)	Rock wool insulation board of 85mm thickness

(6)	Planish base wall space with emery board, clear floating dust on the surface

9.	Culture stone exterior wall:

(1)	Culture stone wall of 200*400mm thickness

(2)	1:1 cement mortar of 2mm thickness

(3)	1:2 cement mortar of 6mm thickness

(4)	1:3 cement mortar of 16mm thickness

(5)	Rock wool insulation board of 85mm thickness

(6)	Planish base wall space with emery board, clear floating dust on the surface

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10.	The decoration of independent column outside entrance hall is included in professional engineering for provisional valuation, calculate according to RMB1000/one

11.	The specification of wall tiles in bathroom is calculated according to 300*600mm, and the specification of ground floor tiles in bathroom is calculated according to 300*300mm

12.	The materials f eaves gutter and waterproof coiled materials are calculated according to roofing coil material (1.0 synthetic polymer waterproof sheet)

III.	Description on the preparation of installation projects:

(I)	Block workshop, insulation board workshop, new materials research institute:

(1)	Calculate service-entrance cable to the place 0.2 meter away from apron, the cables needed excluded;

(2)	In case of inconsistency between system drawing and general specification, floor plan, calculate according to system drawing;

(3)	Calculate the water supply and drainage pipelines up to the outdoor valve well center, water meter chamber and water meter are excluded;

(4)	For all inconsistencies between system drawing and floor plan, calculate according to system drawing.

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